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                                                                   Exhibit 23(e)




                               October 29, 2001



Board of Directors
Community First Banking Company
110 Dixie Street
Carrollton, GA 30134

Members of the Board:

     We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Community First Banking Company, to be signed and dated the date of the Joint Proxy Statement-Prospectus that is a part of this Registration Statement, under the caption "Opinion of Community First's Financial Advisor", and to the inclusion of such opinion letter as Appendix B to the Joint Proxy Statement-Prospectus that is a part of this Registration Statement.

                                  TRIDENT SECURITIES
                                  a division of McDonald Investments Inc.



                                  By /s/ David Brown
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